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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            DAUPHIN TECHNOLOGY, INC.
                            ------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                Illinois                               87-0455038
 ----------------------------------------   ---------------------------------
 (State of Incorporation or Organization)   (IRS Employer Identification No.)

    1041 E. Algonquin Rd., Suite 111,
          Schaumburg, Illinois                           60067
 ----------------------------------------   --------------------------------
 (Address of Principal Executive Offices)              (Zip Code)


Securities to be registered pursuant to Section 12 (b) of the Act:

                                           Name of each exchange on which each
 Title of each class to be so registered           is to be registered
 ----------------------------------------   --------------------------------

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
 not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

                          common stock $.001 par value.
                                (Title of class)




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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 1. Description of Registrant's Securities to be Registered.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, $.001 par value per share. As of the date of this Registration Statement on Form 8-A, there are 99,569,028 common shares issued and outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50 percent of the Shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors, out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of Common Stock do not have preemptive rights.

Item 2. Exhibits.

Exhibit No.    Exhibit
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3.1            Certificate  of  Incorporation,   incorporated  by  reference  to
               Exhibit 7(c)(1) of Form 8-K filed May 14, 1991
3.2            Bylaws,  incorporated  by  reference to Exhibit 3(2) of Form 10-K for fiscal year ended December 31, 1997
4.0            Specimen stock certificate,  incorporated by reference to Exhibit
               4(1) of Form S-18 filed June 1, 1990



                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, he registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Dated: June 30, 2006                            DAUPHIN TECHNOLOGY, INC.


                                                By:  /s/ Andrew J. Kandalepas
                                                -----------------------------
                                                President





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